Exhibit 23.1


                         CONSENT OF ERNST & YOUNG LLP


 We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-64403, 33-64405, and 33-55920) pertaining to the 1995
 Management Compensation Plan of Carrington Laboratories, Inc., the 1995 Stock Option Plan (as amended May 16, 2002) of Carrington Laboratories, Inc., and the Employee Stock Purchase Plan of Carrington Laboratories, Inc., respectively, of our report dated February 28, 2003, except for Note Fifteen as to which the date is March 10, 2003, with respect to the consolidated financial statements and schedule of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.




 Dallas, Texas                           /s/ Ernst & Young LLP
 March 28, 2003